Exhibit 99.1

Riverbed Expands Stock Repurchase Program

Increases authorized share repurchase by $250 million; total program now at $750 million

SAN FRANCISCO—March 4, 2014— Riverbed Technology (NASDAQ: RVBD), the leader in application performance infrastructure, announced today that its board of directors approved a $250 million increase to the company’s share repurchase program first announced August 19, 2011. The total authorized repurchase amount under the program is now $750 million.

“We believe the current share price understates the strength of Riverbed’s long-term growth prospects,” said Jerry M. Kennelly, Riverbed’s chief executive officer. “This expansion of our stock repurchase program underscores the confidence we have in our business, and demonstrates our continued commitment to maximizing value for our shareholders.”

The stock purchases may be made from time to time on the open market in compliance with applicable state and federal securities laws. The timing and amounts of any purchases will be based on market conditions and other factors including price, regulatory requirements and capital availability. The program does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice. Approximately $375 million remains of the newly increased program.

About Riverbed Technology

Riverbed at more than $1 billion in annual revenue is the leader in Application Performance Infrastructure, delivering the most complete platform for Location-Independent Computing. Location-Independent Computing turns location and distance into a competitive advantage by allowing IT to have the flexibility to host applications and data in the most optimal locations while ensuring applications perform as expected, data is always available when needed, and performance issues are detected and fixed before end users notice. Riverbed’s 25,000+ customers include 97% of the Fortune 100 and 95% of the Forbes Global 100. Learn more at www.riverbed.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements relating to Riverbed’s long-term growth prospects, and statements relating to the stock repurchase program and the timing and amount, if any, of shares to be purchased thereunder. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. More information about these and other risks that may impact Riverbed’s business are set forth in our Form 10-K filed with the SEC for the period ended December 31, 2013, and our subsequent quarterly reports filed with the SEC. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Riverbed and any Riverbed product or service name or logo used herein are trademarks of Riverbed Technology, Inc. All other trademarks used herein belong to their respective owners.

SOURCE: Riverbed Technology

INVESTOR RELATIONS CONTACT

Renee Lyall

Riverbed Technology

415-247-6353

renee.lyall@riverbed.com